UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2017

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue Pittsburgh, Pennsylvania		15219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

On February 17, 2017, Koppers Inc. (“Koppers” or the “Company”), a wholly-owned subsidiary of Koppers Holdings Inc. (“Holdings”), entered into a Credit Agreement with certain lenders, the guarantors party thereto, PNC Bank, National Association, as administrative agent, and the other agents party thereto (the “Credit Agreement”). The Credit Agreement provides for a $400.0 million revolving credit facility with an uncommitted accordion feature allowing the Company to request increases to the borrowing commitments under the revolving credit facility of up to $100.0 million in the aggregate.

The Credit Agreement will mature on February 17, 2022. Borrowings under the Credit Agreement will initially bear interest at a rate per annum equal to an agreed applicable margin plus, at the Company’s election, a prime rate equivalent or a Eurodollar rate. For purposes of the Credit Agreement, the prime rate equivalent is defined as the highest of (1) the overnight bank funding rate in effect on such day plus 0.5%, (2) the prime rate in effect on such day published by PNC Bank, National Association, or (3) an adjusted LIBOR rate. For borrowings that bear interest at the prime rate equivalent, the applicable margin ranges from 2.00% to 1.00%, and for borrowings that bear interest at the Eurodollar rate, the applicable margin ranges from 3.00% to 2.00%. The Credit Agreement also provides for a commitment fee applicable to the unused portion of the revolving credit facility ranging from 0.375% to 0.250%, payable in arrears on each quarterly payment date.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type including, among others, a maximum total secured leverage ratio and a minimum fixed charge coverage ratio, and limitations on capital expenditures, additional indebtedness, liens, dividends, investments and acquisitions.  Borrowings under the Credit Agreement are secured by a first priority lien on substantially all of the assets (excluding real property) of the Company, Holdings and their material domestic subsidiaries.

The obligation of Koppers to pay amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of an “Event of Default” as defined in the Credit Agreement. Such Events of Default include, among others, (1) the Company’s failure to pay the principal of, or interest on, borrowings under the Credit Agreement, (2) any representation or warranty of the Company or the guarantors in the Credit Agreement proving to be materially false or misleading, (3) breach of any of the covenants contained in the Credit Agreement by the Company or the guarantors, (4) the bankruptcy or insolvency of any of the Company, the guarantors or any subsidiary of the Company or the guarantors, (5) the failure of certain third-party indemnitors to perform their obligations to a certain extent, (6) a default under another loan or credit agreement involving an amount in excess of $15.0 million where the default involves a failure to pay or permits or causes the acceleration of indebtedness, and (7) the entry of a final judgment for the payment of money (not covered by insurance) in excess of $15.0 million.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.Termination of Material Definitive Agreement.

Effective February 17, 2017, the Credit Agreement, dated as of August 15, 2014, by and among Koppers, as borrower, the guarantors party thereto, the lenders party thereto and PNC Bank, National Association, as administrative agent, as amended (the “Prior Credit Agreement”) was replaced by the Credit Agreement. The Prior Credit Agreement provided for a $500.0 million revolving credit facility and a $300.0 million term loan.  The Company was in compliance with all applicable financial covenants and other restrictions under the Prior Credit Agreement as of the date of the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms of the Credit Agreement set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is filed herewith:

10.1

Credit Agreement, dated as of February 17, 2017, by and among Koppers Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, and the other agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2017

KOPPERS HOLDINGS INC.

By:	/s/ Michael J. Zugay
Michael J. Zugay
Chief Financial Officer

EXHIBIT INDEX

NumberDescription

10.1

Credit Agreement, dated as of February 17, 2017, by and among Koppers Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, and the other agents party thereto.